Exhibit 6.16

BUSINESS LOAN AND SECURITY AGREEMENT SUPPLEMENT

This Business Loan and Security Agreement Supplement is part of (and incorporated by reference into) the Business Loan and Security Agreement. Borrower should keep this important legal document for Borrower’s records.

ONDECK TERM LOAN DISCLOSURE	This Disclosure assumes that you will make minimum payments on your Loan on the date that the minimum payments are due, that you will not miss any payments, and that the Loan is paid off in its entirety according to the payment schedule.

Total Amount of Funds Provided $200,000.00	Total Amount of Funds Disbursed (minus fees withheld)[1] $200,000.00	Total of Payments $263,799.90
Annual Percentage Rate (APR) 2	APR: 38.39%

APR is the cost of your financing expressed as a yearly rate. APR includes the amount and timing of the funding you receive, interest and fees you pay and the payments you make.

Your APR is not an interest rate. Your APR may be higher than your interest rate because APR incorporates interest costs and other finance charges. APR is not used to calculate your interest expense.

Amount Given Directly to You	$200,000.00	This is the amount of funds that we estimate we will deposit into your Designated Bank Account. If may be less than the Disbursement Amount if any funds were used to make payments on your behalf to third party lenders or to pay off a prior balance with us. This amount may change between disclosure and funding if the amount needed to pay off a prior balance with us or a balance with a third-party changes.

Total Dollar Cost of Financing $63,799.90	Cost of Capital	$63,799.90	This is the total dollar cost of our financing. This amount represents the total amount of interest and fees that you would pay based on the assumptions described at the top of this disclosure. It does not include any avoidable fees, such as late fees or insufficient fund fees.
	(Interest Expense):
	Origination Fee:	$0.00
	Other Fees:	$0.00
	Total Loan Cost:	$63,799.90
Cents on the Dollar (excluding fees)	Interest Expense:	$63,799.90	This is the total amount of interest paid per dollar borrowed based on the assumptions made at the top of this disclosure. This amount is exclusive of fees.
	Loan Amount:	÷ $200,000.00
	Cents on the Dollar	31.9¢
	(excluding fees)[3]:

Payments

$3,382.05 / Weekly

Pursuant to your Business Loan and Security Agreement, payments will be debited from your account through the Lender’s automatic payment plan. Payments can also be made via mail or phone as provided in Section 7 of your Business Loan and Security Agreement.

Your loan includes 78 payments of $3,382.05, due Weekly. Your payment frequency will remain throughout the term of your loan. Please refer to the payment description below for your specific payment frequency.

The maturity date of this Loan is the date the final payment is due in accordance with the Payment Schedule.

Daily Payments are due each Business day immediately following the date disbursement of the Disbursement Amount is initiated by the Lender.

Weekly Payments are due the same day each week as the day of the week disbursement of the Disbursement Amount is initiated by Lender (or the next Business day if such day is not a Business day) beginning 7 days after the Disbursement Amount is initiated.

Average Monthly Payment Amount	Repayment Amount:	$263,799.90	This is our estimate of your average monthly cost for comparison purposes. This estimate does not include fees and other charges you can avoid, such as late payment fees and returned payment fees.
	Term (in months):	÷18 Months
	Average Monthly
	Payment Amount:	$14,655.55
Repayment Term	18 months	This is the total repayment term of your Loan assuming you make minimum payments pursuant to the repayment schedule.

Prepayment (See Section 10 of the Business Loan and Security Agreement for specific details)

If you pay off the financing early, you may still need to pay all or a portion of the Interest Expense. For your loan, the prepayment cost could be up to $47,849.93. See Section 10 of your BLSA and the “Prepayment, Renewal, and other Fees” section of the BLSA Supplement

If you pay off the financing early you will not pay additional fees.

[1] The Total Amount of Funds Disbursed is the amount of capital that a business actually receives and may be less than the Loan Amount because of origination fees, broker fees, or other amounts paid using funds from the Loan Amount. The disbursement amount may be greater than the funds deposited in your bank account because it does not include certain payments made on your behalf, such as to pay off a prior loan with OnDeck, or to repay any third-party lender.

[2] APR is calculated here according to the principles of 12 C.F.R. § 1026 (Regulation Z), using 12 payment periods of equal length and 12 payment dates per year for monthly pay products, 52 payment periods of equal length and 52 payment dates per year for weekly pay products, and 252 payment dates per year for daily pay products.

[3]Your business may incur other fees that are not a condition of borrowing, such as late payment fees or returned payment fees

Customer: RoboCent, Inc.	V 19

BUSINESS LOAN AND SECURITY AGREEMENT SUPPLEMENT

CERTAIN DISCLOSURES
Loan Pricing Disclosure	Lender uses a system of risk-based pricing to determine interest charges and fees. Risk-based pricing is a system that evaluates the risk factors of your application and adjusts the interest rate up or down based on this risk evaluation. Although Lender believes that its loan process provides expedited turnaround time and efficient access to capital, this loan may be a higher cost loan than loans that may be available through other lenders.
Loan For Specific Purposes Only

The proceeds of the requested Loan may solely be used for the specific purposes as set forth in the Use of Proceeds Certification of the Business Loan and Security Agreement. IN ADDITION, THE LOAN WILL NOT BE USED FOR PERSONAL, FAMILY OR HOUSEHOLD PURPOSES. Borrower understands that Borrower’s agreement not to use the Loan proceeds for personal, family or household purposes means that certain important duties imposed upon entities making loans for consumer/personal purposes, and certain important rights conferred upon consumers, pursuant to federal or state law will not apply to this transaction.

Customer: RoboCent, Inc.	V 19

BUSINESS LOAN AND SECURITY AGREEMENT SUPPLEMENT

YOUR LOAN DETAILS
Borrower:	RoboCent, Inc.
Lender:	ODK Capital, LLC
Loan Amount:	$200,000.00
Origination Fee: (Deducted at time of disbursement)	$0.00
Disbursement Amount: (Loan Amount less Origination Fee) Note that the Disbursement Amount may not be the amount deposited to your Designated Checking Account. The amount that will be deposited to your Designated Checking Account will be reduced by any amounts owed to Lender from a prior loan or used to pay off an amount owed to a third party lender.	$200,000.00
Weekly Payment Amount: (Business days only) Number of Weekly Payments: (Business days only) Payment Schedule: “Business day” means any Monday through Friday except for Federal Reserve holidays.

$3,382.05

78

78payments of $3,382.05 due (i) in the case of loans with a Daily Payment Amount, each Business day immediately following the date disbursement of the Disbursement Amount is initiated by Lender, (ii) in the case of loans with a Weekly Payment Amount, the same day each week as the day of the week disbursement of the Disbursement Amount is initiated by Lender (or the next Business day if such day is not a Business day) beginning seven days after the Disbursement Amount is initiated or (iii) in the case of loans with a Monthly Payment Amount, on the 26th day of the month (or the next Business day if such day is not a Business day) beginning with the calendar month the Disbursement Amount is initiated, except if the disbursement of the Disbursement Amount is initiated by Lender after the 19th day of the month, then the payment amount is due on the 26th day of each month (or the next Business Day if such day is not a Business Day) beginning with the calendar month after the Disbursement Amount is initiated. The maturity date of this Loan is the date the final payment is due in accordance with the Payment Schedule.

Total Interest Expense: (Does not include any Fees)	$63,799.90
Total Repayment Amount: (Loan Amount plus Total Interest Expense)	$263,799.90

Customer: RoboCent, Inc.	V 19

BUSINESS LOAN AND SECURITY AGREEMENT SUPPLEMENT

PREPAYMENT, RENEWAL, AND OTHER FEES
Prepayment: (See Section 10 of the Business Loan and Security Agreement for specific details)	A “Prepayment Interest Reduction Percentage” of 25% (with respect to unpaid interest remaining on this Loan) will be applied to the extent that the Borrower prepays this Loan in whole in accordance with, and subject to, Section 10 of the Business Loan and Security Agreement. Note that 75% of remaining unpaid interest will still be due upon Prepayment in whole. You should keep in mind that partial prepayments will not reduce the Total Interest Expense.
Renewals:	Remaining unpaid interest on this Loan will be eligible to be forgiven by Lender if: (i) Borrower is current on its scheduled payments with respect to this Loan and, (ii) while this Loan is outstanding, Borrower enters into a business loan and security agreement for a new qualifying term loan with Lender, a portion of the proceeds of which is used to repay this Loan in whole.
Other Fees:	Returned Payment Fee: $25.00 Late Fee: $10.00 (maximum $50 within any 20 day period)

If you have any questions, please call us at 1.888.556.3483 (we have support available Monday - Friday 8am - 6pm CST or email customerservice@ondeck.com.

Customer: RoboCent, Inc.	V 19

BUSINESS LOAN AND SECURITY AGREEMENT

1. INTRODUCTION. This Business Loan and Security Agreement (together with the accompanying Business Loan and Security Agreement Supplement and the accompanying Authorization Agreement for Direct Deposit (ACH Credit) and Direct Payments (ACH Debits), this “Agreement”) governs your business loan (“Loan”) from ODK Capital, LLC. Please read it and keep it for your reference. In this Agreement, the words “you,” “your” and “Borrower” mean the Borrower identified on the signature page of this Business Loan and Security Agreement. Each guarantor identified on the signature page of this Business Loan and Security Agreement shall be referred to individually as “Guarantor” and collectively as “Guarantors” in this Agreement. The words “OnDeck”, “Lender”, “we”, “us”, and “our” mean ODK Capital, LLC or its successor(s) and assign(s).

2. EFFECTIVE DATE. This Agreement begins on the date we accept this Agreement in Utah, which is the date of our signature on the signature page of the Agreement. Borrower understands and agrees that Lender may postpone, without penalty, the disbursement of amounts to Borrower until all required security interests have been perfected and Lender has received all required personal guarantees or other documentation.

3. AUTHORIZATION. Borrower agrees that the Loan made by Lender to Borrower shall be conclusively deemed to have been authorized by Borrower and to have been made pursuant to a duly authorized request on its behalf.

4. LOAN FOR SPECIFIC PURPOSES ONLY. The proceeds of the requested Loan may solely be used for the specific purposes as set forth in the Use of Proceeds Certification contained in Section 50 below, and not for any other purposes. In addition, the Loan will not be used for personal, family or household purposes, and Borrower and Guarantors are forever estopped from taking the position that such Loan (including Advances) are or were used for such personal, family or household purposes. Borrower understands that Borrower’s agreement not to use the Loan proceeds for personal, family or household purposes means that certain important duties imposed upon entities making loans for personal, family or household purposes, and certain important rights conferred upon such persons, pursuant to federal or state law will not apply to the Loan or the Agreement. Borrower also understands that Lender will be unable to confirm whether the use of the Loan conforms to this section. Borrower agrees that a breach by Borrower of the provisions of this section will not affect Lender’s right to (i) enforce Borrower’s promise to pay for all amounts owed under this Agreement, regardless of the purpose for which the Loan is in fact obtained or (ii) use any remedy legally available to Lender, even if that remedy would not have been available had the Loan been made for personal, family or household purposes.

5. DISBURSEMENT OF LOAN PROCEEDS AND MAINTENANCE OF BORROWER’S BANK ACCOUNT. If Borrower applied and was approved for a Loan, Borrower’s Loan will be disbursed upon approval as provided in the accompanying Authorization Agreement for Direct Deposit (ACH Credit) and Direct Payments (ACH Debits). Borrower agrees to maintain Direct Payments (ACH Debits) in its operating account which is the account that was reviewed in conjunction with underwriting and approval of this Loan (including keeping such account open until the Total Repayment Amount had been completely repaid). Borrower agrees that the Loan made by Lender to Borrower may not be returned except at Lender’s sole discretion.

6. PROMISE TO PAY. Borrower agrees to pay Lender the Total Repayment Amount shown in the accompanying Business Loan and Security Agreement Supplement in accordance with the Payment Schedule shown in the accompanying Business Loan and Security Agreement Supplement or pursuant to any modification of the Payment Schedule by Lender. Borrower agrees to enroll in Lender’s Automatic Payment Plan and authorizes Lender to collect required payments as provided in the accompanying Authorization Agreement for Direct Deposit (ACH Credit) and Direct Payments (ACH Debits). If required by Lender, Borrower further agrees and authorizes Lender or its servicer to collect required payments from a transfer account established pursuant to certain Transfer Account Loan Documentation that will be provided by Lender in connection with this Business Loan and Security Agreement if applicable.

Customer: RoboCent, Inc.	V 19

BUSINESS LOAN AND SECURITY AGREEMENT

7. ALTERNATIVE PAYMENT METHODS. If Borrower knows that for any reason Lender will be unable to process a payment under Lender’s Automatic Payment Plan, then Borrower must either restore sufficient funds such that the missed payment can be collected as provided in the accompanying Authorization Agreement for Direct Deposit (ACH Credit) and Direct Payments (ACH Debits), or promptly mail or deliver a check payable to ODK Capital, LLC in the amount of the missed payment or, if offered, make the missed payment by any pay-by-phone or on-line service that Lender may make available from time to time. If Borrower elects to send payments on Borrower’s Account by postal mail, then Borrower agrees to send such payments to OnDeck, 4700 W. Daybreak Pkwy., Suite 200, South Jordan, UT 84009, Attn: Director of Operations. All alternative payments must be made in good funds by check, money order, wire transfer, automatic transfer from an account at an institution offering such service, or other instrument in U.S. Dollars. Borrower understands and agrees that payments made at any other address than as specified by Lender may result in a delay in processing and/or crediting. If Borrower makes an alternative payment on Borrower’s Loan by mail or by any pay-by-phone or on-line service that Lender makes available while Borrower is enrolled in the Automatic Payment Plan, Lender may treat such payment as an additional payment and continue to process Borrower’s scheduled Automatic Payment Plan payments or may reduce any scheduled Automatic Payment Plan payment by the amount of any such additional payment received.

8. APPLICATION OF PAYMENTS. Subject to applicable law, Lender reserves the right to allocate and apply payments received on Borrower’s Loan between principal, interest and fees in any manner Lender chooses in Lender’s sole discretion it being understood and agreed that any fees and interest will generally be paid during the earlier portion of the term.

9. POSTDATED CHECKS, RESTRICTED ENDORSEMENT CHECKS AND OTHER DISPUTED OR QUALIFIED PAYMENTS. Lender can accept late, postdated or partial payments without losing any of Lender’s rights under this Agreement (a postdated check is a check dated later than the day it was actually presented for payment). Lender is under no obligation to hold a postdated check and Lender reserves the right to process every item presented as if dated the same date received by Lender or Lender’s check processor unless Borrower gives Lender adequate notice and a reasonable opportunity to act on it. Except where such notice and opportunity is given, Borrower may not hold Lender liable for depositing any postdated check. Borrower agrees not to send Lender partial payments marked “paid in full,” “without recourse,” or similar language. If Borrower sends such a payment, Lender may accept it without losing any of Lender’s rights under this Agreement. All notices and written communications concerning postdated checks, restricted endorsement checks (including any check or other payment instrument that indicates that the payment constitutes “payment in full” of the amount owed or that is tendered with other conditions or limitations or as full satisfaction of a disputed amount) or any other disputed, nonconforming or qualified payments, must be mailed or delivered to OnDeck, Client Service, 4700 W. Daybreak Pkwy., Suite 200, South Jordan, UT 84009, Attn: Director of Operations.

10. PREPAYMENT. Borrower may prepay Borrower’s Loan in whole on any Business day by paying Lender the sum total of the Total Repayment Amount, any Returned Payment Fees, and any Late Fees, in each case as described in the accompanying Business Loan and Security Agreement Supplement less (i) the amount of any Loan payments made prior to such prepayment and (ii) the product of (x) the percentage identified as the applicable Prepayment Interest Reduction Percentage in the accompanying Business Loan and Security Agreement Supplement; and (y) the aggregate amount of unpaid interest remaining on the Borrower’s Loan as of such date as determined by Lender’s records in accordance with Section 8. Borrower may prepay Borrower’s Loan in part on any Business day and such payment shall be applied against the Total Repayment Amount, any Returned Payment Fees, and any Late Fees, in each case as described in the accompanying Business Loan and Security Agreement Supplement.

Customer: RoboCent, Inc.	V 19

BUSINESS LOAN AND SECURITY AGREEMENT

11. SECURITY INTEREST. Borrower hereby grants to Lender, the secured party hereunder, a continuing security interest in and to any and all “Collateral” as described below to secure payment and performance of all debts, liabilities and obligations of Borrower to Lender hereunder and also any and all other debts, liabilities and obligations of Borrower to Lender of every kind and description, direct or indirect, absolute or contingent, primary or secondary, due or to become due, now existing or hereafter arising, related to the Loan described in this Agreement, whether or not contemplated by the parties at the time of the granting of this security interest, regardless of how they arise or by what agreement or instrument they may be evidenced or whether evidenced by any agreement or instrument, and includes obligations to perform acts and refrain from taking action as well as obligations to pay money including, without limitation, all interest, other fees and expenses (all hereinafter called “Obligations”). The Collateral includes the following property that Borrower (or Guarantor, if applicable, pursuant to Section 12) now owns or shall acquire or create immediately upon the acquisition or creation thereof: (i) any and all amounts owing to Borrower now or in the future from any merchant processor(s) processing charges made by customers of Borrower via credit card or debit card transactions; and (ii) all other tangible and intangible personal property, including, but not limited to (a) cash and cash equivalents, (b) inventory, (c) equipment, (d) investment property, including certificated and uncertificated securities, securities accounts, security entitlements, commodity contracts and commodity accounts, (e) instruments, including promissory notes (f) chattel paper, including tangible chattel paper and electronic chattel paper, (g) documents, (h) letter of credit rights, (i) accounts, including health-care insurance receivables, (j) deposit accounts, (k) commercial tort claims, (l) general intangibles, including payment intangibles and software and (m) as-extracted collateral as such terms may from time to time be defined in the Uniform Commercial Code. The security interest Borrower (or Guarantor, if applicable, pursuant to Section 12) grants includes all accessions, attachments, accessories, parts, supplies and replacements for the Collateral, all products, proceeds and collections thereof and all records and data relating thereto. Lender disclaims any security interest in household goods in which Lender is forbidden by law from taking a security interest.

12. PROTECTING THE SECURITY INTEREST. Borrower agrees that Lender and/or Lender’s Representative may file any financing statement, lien entry form or other document Lender and/or Lender’s Representative requires in order to perfect, amend or continue Lender’s security interest in the Collateral and Borrower agrees to cooperate with Lender and Lender’s Representative as may be necessary to accomplish said filing and to do whatever Lender and Lender’s Representative deems necessary to protect Lender’s security interest in the Collateral. Borrower and Guarantor each agree that, if any Guarantor is a corporate entity, then Lender or Lender’s Representative may file any financing statement, lien entry form or other document against such Guarantor or its property that Lender and/or Lender’s Representative requires in order to perfect, amend or continue Lender’s security interest in the Collateral. Any such Guarantor agrees to cooperate with Lender and Lender’s Representative as may be necessary to accomplish said filing and to do whatever Lender or Lender’s Representative deems necessary to protect Lender’s security interest in the Collateral. In this Agreement, “Lender’s Representative” means any entity or individual that is designated by Lender to serve in such capacity.

13. LOCATION OF COLLATERAL; TRANSACTIONS INVOLVING COLLATERAL. Unless Lender has agreed otherwise in writing, Borrower agrees and warrants that (i) all Collateral (or records of the Collateral in the case of accounts, chattel paper and general intangibles) shall be located at Borrower’s address as shown in the application, (ii) except for inventory sold or accounts collected in the ordinary course of Borrower’s business, Borrower shall not sell, offer to sell, or otherwise transfer or dispose of the Collateral, (iii) no one else has any interest in or claim against the Collateral that Borrower has not already told Lender about, (iv) Borrower shall not pledge, mortgage, encumber or otherwise permit the Collateral to be subject to any lien, security interest, encumbrance or charge, other than the security interest provided for in this Agreement and (v) Borrower shall not sell, offer to sell, or otherwise transfer or dispose of the Collateral for less than the fair market value thereof. Borrower shall defend Lender’s rights in the Collateral against the claims and demands of all other persons. All proceeds from any unauthorized disposition of the Collateral shall be held in trust for Lender, shall not be co-mingled with any other funds and shall immediately be delivered to Lender. This requirement, however, does not constitute consent by Lender to any such disposition.

14. TAXES, ASSESSMENTS AND LIENS. Borrower will complete and file all necessary federal, state and local tax returns and will pay when due all taxes, assessments, levies and liens upon the Collateral and provide evidence of such payments to Lender upon request.

15. INSURANCE. Borrower shall procure and maintain such insurance as Lender may require with respect to the Collateral, in form, amounts and coverage reasonably acceptable to Lender and issued by a company reasonably acceptable to Lender naming Lender as loss payee. If Borrower at any time fails to obtain or maintain any insurance as required under this Agreement, Lender may obtain such insurance as Lender deems appropriate at Borrower’s sole cost and expense. Borrower shall promptly notify Lender of any loss of or damage to the Collateral.

16. REPAIRS AND MAINTENANCE. Borrower agrees to keep and maintain, and to cause others to keep and maintain, the Collateral in good order, repair and condition at all times while this Agreement remains in effect. Borrower further agrees to pay when due all claims for work done on, or services rendered or material furnished in connection with the Collateral so that no lien or encumbrance may ever attach to or be filed against the Collateral.

Customer: RoboCent, Inc.	V 19

BUSINESS LOAN AND SECURITY AGREEMENT

17. INSPECTION OF COLLATERAL AND PLACE OF BUSINESS; USE OF PHOTOGRAPHS AND TESTIMONIALS. Lender and Lender’s designated representatives and agents shall have the right during Borrower’s normal business hours and at any other reasonable time to examine the Collateral wherever located and the interior and exterior of any Borrower place of business. To the extent that Lender or Lender’s designated representatives choose to examine Borrower’s assets and place of business outside of normal business hours, Lender shall give Borrower reasonable notice, which shall be at least five business days, prior to the date of inspection. Borrower shall cooperate with Lender in making its assets and place of business available for inspection. During an examination of any Borrower place of business, Lender may examine, among other things, whether Borrower (i) has a place of business that is separate from any personal residence, (ii) is open for business, (iii) has sufficient inventory to conduct Borrower’s business and (iv) has one or more credit card terminals if Borrower processes credit card transactions. When performing an examination, Lender may photograph the interior and exterior of any Borrower place of business, including any signage, and may photograph any individual who has signed the Agreement (“Signatory”) unless the Signatory previously has notified Lender that he or she does not authorize Lender to photograph the Signatory. Lender may obtain testimonials from any Signatory, including testimonials on why Borrower needed the Loan and how the Loan has helped Borrower. Any photograph and testimonial will become and remain the sole property of Lender. Borrower and each Signatory grant Lender the irrevocable and permanent right to display and share any photograph and testimonial in all forms and media, including composite and modified representations, for all purposes, including but not limited to any trade or commercial purpose, with any Lender employees and agents and with the general public. Lender may, but is not required to, use the name of any Borrower and Signatory as a credit in connection with any photograph and testimonial. Borrower and each Signatory waive the right to inspect or approve versions of any photograph or testimonial or the written copy or other media that may be used in connection with same. Borrower and each Signatory release Lender from any claims that may arise regarding the use of any photograph or testimonial, including any claims of defamation, invasion of privacy or infringement of moral rights, rights of publicity or copyright.

18. LENDER’S EXPENDITURES. If any action or proceeding is commenced that would materially affect Lender’s interest in the Collateral or if Borrower fails to comply with any provision of this Agreement or any related documents, including but not limited to Borrower’s failure to discharge or pay when due any amounts Borrower is required to discharge or pay under this Agreement or any related documents, Lender on Borrower’s behalf may (but shall not be obligated to) take any action that Lender deems appropriate, including but not limited to discharging or paying all taxes, liens, security interests, encumbrances and other claims, at any time levied or placed on the Collateral and paying all costs for insuring, maintaining and preserving the Collateral. To the extent permitted by applicable law, all such expenses will become a part of the Obligations and, at Lender’s option, will: (i) be payable on demand; (ii) be added to the balance of the Loan and be apportioned among and be payable with any installment payments to become due during the remaining term of the Loan; or (iii) be treated as a balloon payment that will be due and payable at the Loan’s maturity. Such right shall be in addition to all other rights and remedies to which Lender may be entitled upon an Event of Default.

19. BORROWER’S REPRESENTATIONS AND WARRANTIES. Borrower represents and warrants that: (i) Borrower will comply with all laws, statutes, regulations and ordinances pertaining to the conduct of Borrower’s business and promises to hold Lender harmless from any damages, liabilities, costs, expenses (including attorneys’ fees) or other harm arising out of any violation thereof; (ii) Borrower’s principal executive office and the office where Borrower keeps its records concerning its accounts, contract rights and other property, is that shown in the application; (iii) Borrower is duly organized, licensed, validly existing and in good standing under the laws of its state of formation and shall hereafter remain in good standing in that state, and is duly qualified, licensed and in good standing in every other state in which it is doing business, and shall hereafter remain duly qualified, licensed and in good standing in every other state in which it is doing business, and shall hereafter remain duly qualified, licensed and in good standing in every other state in which the failure to qualify or become licensed could have a material adverse effect on the financial condition, business or operations of Borrower; (iv) the true and correct legal name of the Borrower is set forth in the application; (v) the aggregate ownership percentage of the Signatories is greater than or equal to fifty percent (50%) of the Borrower’s business; (vi) the execution, delivery and performance of this Agreement, and any other document executed in connection herewith, are within Borrower’s powers, have been duly authorized, are not in contravention of law or the terms of Borrower’s charter, by-laws or other constating documents, or of any indenture, agreement or undertaking to which Borrower is a party; (vii) all constating documents and all amendments thereto of Borrower have been duly filed and are in proper order and any capital stock issued by Borrower and outstanding was and is properly issued and all books and records of Borrower are accurate and up to date and will be so maintained; (viii) Borrower (a) is subject to no charter, corporate or other legal restriction, or any judgment, award, decree, order, governmental rule or regulation or contractual restriction that could have a material adverse effect on its financial condition, business or prospects, and (b) is in compliance with its charter, by-laws and other constating documents, all contractual requirements by which it may be bound and all applicable laws, rules and regulations other than laws, rules or regulations the validity or applicability of which it is contesting in good faith or provisions of any of the foregoing the failure to comply with which cannot reasonably be expected to materially adversely affect its financial condition, business or prospects or the value of the Collateral; (ix) there is no action, suit, proceeding or investigation pending or, to Borrower’s knowledge, threatened against or affecting it or any of its assets before or by any court or other governmental authority which, if determined adversely to it, would have a material adverse effect on its financial condition, business or prospects or the value of the Collateral; (x) all information provided by Borrower and/or Guarantor as part of the application process for the Loan was true and complete; (xi) Borrower does not intend to file for reorganization or liquidation under the bankruptcy or reorganization laws of any jurisdiction within 6 months of the date hereof; and (xii) Borrower is not presently insolvent within the meaning of the Uniform Commercial Code as well as the United States Bankruptcy Code.

Customer: RoboCent, Inc.	V 19

BUSINESS LOAN AND SECURITY AGREEMENT

20. INTEREST AND FEES. Borrower agrees to pay in full the interest set forth in the accompanying Business Loan and Security Agreement Supplement. In addition to any other fees described in the Agreement, Borrower agrees to pay the following fees:

A. Origination Fee: A one-time Origination Fee in the amount set forth in the accompanying Business Loan and Security Agreement Supplement. Borrower agrees that this fee will be immediately deducted from the proceeds of Borrower’s Loan.

B. Returned Payment Fee: A Returned Payment Fee in the amount set forth in the accompanying Business Loan and Security Agreement Supplement if any electronic payment processed on Borrower’s Loan is returned unpaid or dishonored for any reason.

C. Late Fee: A Late Fee in the amount set forth in the accompanying Business Loan and Security Agreement Supplement if a scheduled payment is not received by Lender as provided in the payment schedule set forth in the accompanying Business Loan and Security Agreement Supplement.

Payments made by Borrower hereunder will be applied and allocated between Loan principal, interest and fees in the manner set forth in Section 8.

21. INTEREST AND FEES EXCEEDING PERMITTED LIMIT. If the Loan is subject to a law that sets maximum charges, and that law is finally interpreted so that the interest or other fees collected or to be collected in connection with this Agreement exceed the permitted limits, then (i) any such charge will be reduced by the amount necessary to reduce the charge to the permitted limit and (ii) if required by applicable law, any sums already collected from Borrower that exceed the permitted limits will be refunded or credited to Borrower.

22. ONLINE CUSTOMER PORTAL. When Borrower signs in with Borrower’s valid username and password at loans.ondeck.com, Borrower can obtain information about the Borrower’s Loan, such as the outstanding balance, daily transactions and fees. No additional paper statement will be mailed to Borrower. Borrower agrees not to share Borrower’s username and password to loans.ondeck.com with any third party.

23. FINANCIAL INFORMATION AND REEVALUATION OF CREDIT. Borrower and each Guarantor (if any) authorize Lender to obtain business and personal credit bureau reports in Borrower’s and any Guarantor’s name, respectively, at any time and from time to time for purposes of deciding whether to approve the requested Loan or for any update, renewal, extension of credit or other lawful purpose. Upon Borrower’s or any Guarantor’s request, Lender will advise Borrower or Guarantor if Lender obtained a credit report and Lender will give Borrower or Guarantor the credit bureau’s name and address. Borrower and each Guarantor (if any) agree to submit current financial information, a new credit application, or both, in Borrower’s name and in the name of each Guarantor, respectively, at any time promptly upon Lender’s request. Borrower authorizes Lender to act as Borrower’s agent for purposes of accessing and retrieving transaction history information regarding Borrower from Borrower’s designated merchant processor(s). Lender may report Lender’s credit experiences with Borrower and any Guarantor of Borrower’s Loan to third parties as permitted by law, including with respect to any Guarantor to consumer credit reporting agencies. Borrower also agrees that Lender may release information to comply with governmental reporting or legal process that Lender believes may be required, whether or not such is in fact required, or when necessary or helpful in completing a transaction, or when investigating a loss or potential loss. Borrower and each Guarantor is hereby notified that a negative credit report reflecting on Borrower’s and/or any Guarantor’s credit record may be submitted to a credit reporting agency (including with respect to any Guarantor to consumer credit reporting agencies) if Borrower or such Guarantor fails to fulfill the terms of their respective credit obligations hereunder. Guarantor acknowledges that any credit reporting on the Loan shall be at the sole discretion of Lender (subject to applicable law) and that Lender has the right to report the Loan to Guarantor’s personal credit file should Guarantor not pay any Obligation pursuant to the guaranty set forth in this Agreement.

Customer: RoboCent, Inc.	V 19

BUSINESS LOAN AND SECURITY AGREEMENT

24. ATTORNEYS’ FEES AND COLLECTION COSTS. To the extent not prohibited by applicable law and except as provided in Section 33, Borrower shall pay to Lender on demand any and all expenses, including, but not limited to, collection costs, all attorneys’ fees and expenses, and all other expenses of like or unlike nature which may be expended by Lender to obtain or enforce payment of Obligations either as against Borrower or any guarantor or surety of Borrower or in the prosecution or defense of any action or concerning any matter arising out of or connected with the subject matter of this Agreement, the Obligations or the Collateral or any of Lender’s rights or interests therein or thereto, including, without limiting the generality of the foregoing, any counsel fees or expenses incurred in any bankruptcy or insolvency proceedings and all costs and expenses (including search fees) incurred or paid by Lender in connection with the administration, supervision, protection or realization on any security held by Lender for the debt secured hereby, whether such security was granted by Borrower or by any other person primarily or secondarily liable (with or without recourse) with respect to such debt, and all costs and expenses incurred by Lender in connection with the defense, settlement or satisfaction of any action, claim or demand asserted against Lender in connection therewith, which amounts shall be considered advances to protect Lender’s security, and shall be secured hereby. To the extent permitted by applicable law, all such expenses will become a part of the Obligations and, at Lender’s option, will: (i) be payable on demand; (ii) be added to the balance of the Loan and be apportioned among and be payable with any installment payments to become due during the remaining term of the Loan; or (iii) be treated as a balloon payment that will be due and payable at the Loan’s maturity. Such right shall be in addition to all other rights and remedies to which Lender may be entitled upon an Event of Default.

25. BORROWER’S REPORTS. Promptly upon Lender’s written request, Borrower and each Guarantor agrees to provide Lender with such information about the financial condition and operations of Borrower or any Guarantor, as Lender may, from time to time, reasonably request. Borrower also agrees promptly upon becoming aware of any Event of Default, or the occurrence or existence of an event which, with the passage of time or the giving of notice or both, would constitute an Event of Default hereunder, to promptly provide notice thereof to Lender in writing.

26. TELEPHONE COMMUNICATIONS. Borrower and Guarantors hereby expressly consent to receiving calls and messages, including auto-dialed and pre-recorded message calls and SMS messages (including text messages) from Lender, its affiliates, marketing partners, agents and others calling at Lender’s request or on its behalf, at any telephone numbers that Borrower and/or Guarantors have provided or may provide in the future or otherwise in Lender’s possession (including any cellular or mobile telephone numbers). Borrower and Guarantor agree that such communications may be initiated using an automated telephone dialing system.

27. INDEMNIFICATION. Except for Lender’s gross negligence or willful misconduct, Borrower will indemnify and hold Lender harmless from all losses, costs, damages, liabilities or expenses (including, without limitation, court costs and reasonable attorneys’ fees) that Lender may sustain or incur by reason of defending or protecting Lender’s security interest or the priority thereof or enforcing the Obligations, or in the prosecution or defense of any action or proceeding concerning any matter arising out of or in connection with this Agreement and/or any other documents now or hereafter executed in connection with this Agreement and/or the Obligations and/or the Collateral. This indemnity shall survive the repayment of the Obligations and the termination of this Agreement.

28. MERGERS, CONSOLIDATIONS OR SALES. Borrower represents and agrees that Borrower will not (i) merge or consolidate with or into any other business entity or (ii) enter into any joint venture or partnership with any person, firm, corporation, or other entity. Borrower further agrees not to alter its ownership without prior written permission from Lender.

29. CHANGE IN LEGAL STATUS. Without Lender’s consent, Borrower represents and agrees that Borrower will not (i) change its name, its place of business or, if more than one, chief executive office, its mailing address, or organizational identification number if it has one, or (ii) change its type of organization, jurisdiction of organization or other legal structure. If Borrower does not have an organizational identification number and later obtains one, Borrower shall promptly notify Lender of such taxpayer identification number.

Customer: RoboCent, Inc.	V 19

BUSINESS LOAN AND SECURITY AGREEMENT

30. DEFAULT. The occurrence of any one or more of the following events (herein, “Events of Default”) shall constitute, without notice or demand, a default under this Agreement and all other agreements between Lender and Borrower and instruments and papers given Lender by Borrower, whether such agreements, instruments, or papers now exist or hereafter arise: (i) Lender is unable to collect any Automatic Payment Plan payment on two consecutive dates due and/or, Borrower fails to pay any Obligations on two consecutive dates due; (ii) Borrower fails to comply with, promptly, punctually and faithfully perform or observe any term, condition or promise within this Agreement; (iii) the determination by Lender that any representation or warranty heretofore, now or hereafter made by Borrower to Lender, in any documents, instrument, agreement, application or paper was not true or accurate when given; (iv) the occurrence of any event such that any indebtedness of Borrower from any lender other than Lender could be accelerated, notwithstanding that such acceleration has not taken place; (v) the occurrence of any event that would cause a lien creditor, as that term is defined in Section 9−102 of the Uniform Commercial Code, (other than Lender) to take priority over the Loan made by Lender; (vi) a filing against or relating to Borrower (unless consented to in writing by Lender) of (a) a federal tax lien in favor of the United States of America or any political subdivision of the United States of America, or (b) a state tax lien in favor of any state of the United States of America or any political subdivision of any such state; (vii) the occurrence of any event of default under any other agreement between Lender and Borrower or instrument or paper given Lender by Borrower, whether such agreement, instrument, or paper now exists or hereafter arises (notwithstanding that Lender may not have exercised its rights upon default under any such other agreement, instrument or paper); (viii) any act by, against, or relating to Borrower, or its property or assets, which act constitutes the application for, consent to, or sufferance of the appointment of a receiver, trustee or other person, pursuant to court action or otherwise, over all, or any part of Borrower’s property; (ix) the granting of any trust mortgage or execution of an assignment for the benefit of the creditors of Borrower, or the occurrence of any other voluntary or involuntary liquidation or extension of debt agreement for Borrower; (x) the failure by Borrower to generally pay the debts of Borrower as they mature; (xi) adjudication of bankruptcy or insolvency relative to Borrower or any Guarantor; (xii) the entry of an order for relief or similar order with respect to Borrower or any Guarantor in any proceeding pursuant to Title 11 of the United States Code entitled “Bankruptcy” (the “Bankruptcy Code”) or any other federal bankruptcy law; (xiii) the filing of any complaint, application or petition by or against Borrower initiating any matter in which Borrower is or may be granted any relief from the debts of Borrower pursuant to the Bankruptcy Code or any other insolvency statute or procedure; (xiv) the calling or sufferance of a meeting of creditors of Borrower; (xv) the meeting by Borrower with a formal or informal creditor’s committee; (xvi) the offering by or entering into by Borrower of any composition, extension or any other arrangement seeking relief or extension for the debts of Borrower, or the initiation of any other judicial or non-judicial proceeding or agreement by, against or including Borrower that seeks or intends to accomplish a reorganization or arrangement with creditors; (xvii) the entry of any judgment against Borrower, which judgment is not satisfied or appealed from (with execution or similar process stayed) within 15 days of its entry; (xviii) the occurrence of any event or circumstance with respect to Borrower or any Guarantor such that Lender shall believe in good faith that the prospect of payment of all or any part of the Obligations or the performance by Borrower under this Agreement or any other agreement between Lender and Borrower is impaired or there shall occur any material adverse change in the business or financial condition of Borrower (such event specifically includes, but is not limited to, taking additional financing from a credit card advance, cash advance company or an additional working capital loan without the prior written consent of Lender); (xix) the entry of any court order that enjoins, restrains or in any way prevents Borrower from conducting all or any part of its business affairs in the ordinary course of business; (xx) the occurrence of any uninsured loss, theft, damage or destruction to any material asset(s) of Borrower; (xxi) any act by or against, or relating to Borrower or its assets pursuant to which any creditor of Borrower seeks to reclaim or repossess or reclaims or repossesses all or a portion of Borrower’s assets; (xxii) the termination of existence, dissolution or liquidation of Borrower or the ceasing to carry on actively any substantial part of Borrower’s current business; (xxiii) this Agreement shall, at any time after its execution and delivery and for any reason, cease to be in full force and effect or shall be declared null and void, or the validity or enforceability hereof shall be contested by Borrower or any guarantor of Borrower denies it has any further liability or obligation hereunder; (xxiv) any guarantor or person signing a support agreement in favor of Lender shall repudiate, purport to revoke or fail to perform his or her obligations under his guaranty or support agreement in favor of Lender or any corporate guarantor shall cease to exist; (xxv) any material change occurs in Borrower’s ownership or organizational structure (acknowledging that any change in ownership will be deemed material when ownership is closely held); (xxvi) if Borrower is a sole proprietorship, the owner dies; if Borrower is a trust, a trustor dies; if Borrower is a partnership, any general or managing partner dies; if Borrower is a corporation, any principal officer or 10% or greater shareholder dies; if Borrower is a limited liability company, any managing member dies; if Borrower is any other form of business entity, any person(s) directly or indirectly controlling 10% or more of the ownership interests of such entity dies.

31. RIGHTS AND REMEDIES UPON DEFAULT. Subject to applicable law, if an Event of Default occurs under this Agreement, at any time thereafter, Lender may exercise any one or more of the following rights and remedies:

A.	Refrain from Disbursing Loan Proceeds: Lender may refrain from disbursing Borrower’s Loan proceeds to Borrower’s Designated Checking Account.

B.	Debit Amounts Due From Borrower’s Accounts: Lender may debit from Borrower’s Designated Checking Account all Automatic Payment Plan payments that Lender was unable to collect and/or the amount of any other Obligations that Borrower failed to pay.

C.	Accelerate Indebtedness: Lender may declare the entire Obligations immediately due and payable, without notice of any kind to Borrower.

Customer: RoboCent, Inc.	V 19

BUSINESS LOAN AND SECURITY AGREEMENT

D.	Assemble Collateral: Lender may require Borrower and/or Guarantor to deliver to Lender all or any portion of the Collateral and any and all certificates of title and other documents relating to the Collateral. Lender may require Borrower and/or Guarantor to assemble the Collateral and make it available to Lender at a place to be designated by Lender. Lender also shall have full power to enter, provided Lender does so without a breach of the peace or a trespass, upon the property of Borrower and/or Guarantor to take possession of and remove the Collateral. If the Collateral contains other goods not covered by this Agreement at the time of repossession, Borrower and/or Guarantor agree Lender may take such other goods, provided that Lender makes reasonable efforts to return them to Borrower and/or Guarantor after repossession.

E.	Sell the Collateral: Lender shall have full power to sell, lease, transfer, or otherwise deal with the Collateral or proceeds thereof in Lender’s own name or that of Borrower and/or Guarantor. Lender may sell the Collateral at public auction or private sale. Unless the Collateral threatens to decline speedily in value or is of a type customarily sold on a recognized market, Lender will give Borrower, Guarantor and other persons as required by law, reasonable notice of the time and place of any public sale, or the time after which any private sale or any other disposition of the Collateral is to be made. However, no notice need be provided to any person who, after an Event of Default occurs, enters into and authenticates an agreement waiving that person’s right to notification of sale. The requirements of reasonable notice shall be met if such notice is given at least 10 days before the time of the sale or disposition. All expenses relating to the disposition of the Collateral, including without limitation the expenses of retaking, holding, insuring, preparing for sale and selling the Collateral, shall become a part of the Obligations secured by this Agreement. To the extent permitted by applicable law, all such expenses will become a part of the Obligations and, at Lender’s option, will: (i) be payable on demand; (ii) be added to the balance of the Loan and be apportioned among and be payable with any installment payments to become due during either (a) the term of any applicable insurance policy or (b) the remaining term of the Loan; or (iii) be treated as a balloon payment that will be due and payable at the Loan’s maturity.

F.	Appoint Receiver: Lender shall have the right to have a receiver appointed to take possession of all or any part of the Collateral, with the power to protect and preserve the Collateral, to operate the Collateral preceding foreclosure or sale, and to collect the rents from the Collateral and apply the proceeds, over and above the cost of the receivership, against the Obligations. The receiver may serve without bond if permitted by law. Lender’s right to the appointment of a receiver shall exist whether or not the apparent value of the Collateral exceeds the Obligations by a substantial amount. Employment by Lender shall not disqualify a person from serving as a receiver.

G.	Collect Revenues, Apply Accounts: Lender, either itself or through a receiver, may collect the payments, rents, income, and revenues from the Collateral. Lender may at any time in Lender’s discretion transfer any Collateral into Lender’s own name or that of Lender’s nominee and receive the payments, rents, income and revenues therefrom and hold the same as security for the Obligations or apply it to payment of the Obligations in such order of preference as Lender may determine. Insofar as the Collateral consists of accounts, general intangibles, insurance policies, instruments, chattel paper, choses in action, or similar property, Lender may demand, collect, receipt for, settle, compromise, adjust, sue for, foreclose or realize on the Collateral as Lender may determine, whether or not any amount included within the Obligations is then due, as permitted by law. For these purposes, Lender may, on behalf of and in the name of Borrower and/or Guarantor, receive, open and dispose of mail addressed to Borrower; change any address to which mail and payments are to be sent; and endorse notes, checks, drafts, money orders, documents of title, instruments and items pertaining to payment, shipment or storage of any Collateral. To facilitate collections, Lender may notify account debtors and obligors on any Collateral to make payments directly to Lender.

H.	Obtain Deficiency: If Lender chooses to sell any or all of the Collateral, Lender may obtain a judgment against Borrower and/or Guarantor for any deficiency remaining on the Obligations due to Lender after application of all amounts received from the exercise of the rights provided in this Agreement. Borrower and/or Guarantor shall be liable for a deficiency even if the transaction described in this subsection is a sale of accounts or chattel paper.

I.	Other Rights and Remedies: Lender shall have all the rights and remedies of a secured creditor under the provisions of the Uniform Commercial Code, as may be amended from time to time. In addition, Lender shall have and may exercise any or all other rights and remedies it may have available at law, in equity or otherwise.

J.	Election of Remedies: Except as may be prohibited by applicable law, all of Lender’s rights and remedies, whether evidenced by this Agreement, any related documents, or by any other writing, shall be cumulative and may be exercised singularly or concurrently. Election by Lender to pursue any remedy shall not exclude pursuit of any other remedy, and an election to make expenditures or to take action to perform an obligation of Borrower under the Agreement, after Borrower’s failure to perform, shall not affect Lender’s right to declare a default and exercise its remedies.

Customer: RoboCent, Inc.	V 19

BUSINESS LOAN AND SECURITY AGREEMENT

32. CONSENT TO JURISDICTION AND VENUE. Subject to Section 33 below, Borrower, Guarantors and Lender agree that any action or proceeding to enforce or arising out of this Agreement may be brought in any court of the State of Utah or in the United States District Court for the District of Utah, and Borrower and Guarantors waive personal service of process. Borrower, Guarantors and Lender agree that, subject to section 33, venue is proper in such courts.

33. ARBITRATION AGREEMENT AND CLASS ACTION WAIVER. THE PARTIES AGREE THAT AT THE ELECTION OF ANY PARTY, ALL CLAIMS BETWEEN BORROWER, GUARANTORS, AND LENDER SHALL BE RESOLVED THROUGH MANDATORY BINDING INDIVIDUAL ARBITRATION PURSUANT TO THIS SECTION.

A. Arbitration procedures are generally simpler than the rules that apply in court, and discovery is more limited. Other rights that Borrower, Guarantor, or Lender would have in court may also not be available in arbitration. For example, under this arbitration agreement, Borrower, Guarantor, or Lender will not have the right to (i) have a court or jury decide the claim being arbitrated, (ii) engage in pre-arbitration discovery to the same extent that Borrower, Guarantor, or Lender could in court, (iii) as set forth below, participate as a representative or member of any class or of claimants in a class action, in court or in arbitration, relating to any claim subject to arbitration, or (iv) join or consolidate claims other than Borrower’s, Guarantor’s, or Lender’s own claims. Any arbitration award and any judgment confirming it will apply only to a specific Claim and cannot be used in any other case except to enforce the award.

B. The term “Claims” is to be given the broadest possible meaning, and includes without limitation Claims arising from or relating to (i) this Agreement, including without limitation, the terms, construction, interpretation, performance, termination, breach, or enforceability of this Agreement, (ii) any transactions effected pursuant to this Agreement, (iii) terms of or change or addition of terms to this Agreement, (iv) collection or enforcement of any obligation arising from this Agreement, (v) advertisements, promotions, or oral or written statements relating to this Agreement or any transactions between us pursuant to this Agreement, (vi) Claims between Borrower and Guarantor and Lender or Lender’s parent corporations, wholly or majority owned subsidiaries, affiliates, predecessors, successors, assigns, agents, independent contractors, employees, officers, directors or representatives arising from any transaction between us pursuant to this Agreement, and (vii) Claims regarding the validity, enforceability, or scope of this Arbitration section or this Agreement, including but not limited to whether a given claim or dispute is subject to arbitration.

C. The parties agree that any Claim against Borrower, Guarantors, or Lender shall be, at the election of any party, resolved by mandatory binding arbitration within a reasonable time period not to exceed one-hundred-and-eighty (180) days. The parties agree that the arbitration shall be administered by JAMS and the arbitration shall be conducted in accordance with the JAMS Streamlined Arbitration Rules & Procedures except as otherwise agreed in this Agreement; if JAMS is unavailable to administer the arbitration, then the arbitration shall be administered by the American Arbitration Association in accordance with its procedures or any other mutually agreeable arbitrator. The parties agree that the arbitration shall be conducted by a single arbitrator. The arbitrator shall be chosen in accordance with the procedures of JAMS and shall base the award on applicable law. The arbitration hearing shall occur in the federal judicial district where Borrower or Guarantor are located, and may be conducted on the basis of documents only or through a telephone or in-person hearing. The arbitrator’s decisions are final and binding, are as enforceable as any court order, and are subject to very limited review by a court as set forth in the Federal Arbitration Act. Judgment on the award may be entered in any court having jurisdiction, subject to Section 32 above.

D. The parties agree that the costs of the arbitration (including the arbitrator’s fees) shall be divided equally between them, except that Lender will consider in good faith a request by Borrower to pay the costs of arbitration.

E. EACH PARTY MAY PURSUE ARBITRATION SOLELY IN AN INDIVIDUAL CAPACITY, AND NOT AS A REPRESENTATIVE OR CLASS MEMBER IN ANY PURPORTED CLASS OR REPRESENTATIVE PROCEEDING. THE ARBITRATOR MAY NOT CONSOLIDATE MORE THAN ONE PERSON’S OR ENTITY’S CLAIMS, AND MAY NOT OTHERWISE PRESIDE OVER ANY FORM OF A REPRESENTATIVE OR CLASS PROCEEDING. BORROWER, GUARANTORS, AND LENDER WAIVE ANY RIGHT TO ASSERT ANY CLAIMS AGAINST ANY OTHER PARTY AS A REPRESENTATIVE OR MEMBER IN ANY CLASS OR REPRESENTATIVE ACTION, EXCEPT WHERE SUCH WAIVER IS PROHIBITED BY LAW AGAINST PUBLIC POLICY. TO THE EXTENT ANY PARTY IS PERMITTED BY LAW OR COURT OF LAW TO PROCEED WITH A CLASS OR REPRESENTATIVE ACTION AGAINST ANY OTHER, THE PARTIES HEREBY AGREE THAT: (1) THE PREVAILING PARTY SHALL NOT BE ENTITLED TO RECOVER ATTORNEYS’ FEES OR COSTS ASSOCIATED WITH PURSUING THE CLASS OR REPRESENTATIVE ACTION (NOTWITHSTANDING ANY OTHER PROVISION IN THIS AGREEMENT); AND (2) THE PARTY WHO INITIATES OR PARTICIPATES AS A MEMBER OF THE CLASS WILL NOT SUBMIT A CLAIM OR OTHERWISE PARTICIPATE IN ANY RECOVERY SECURED THROUGH THE CLASS OR REPRESENTATIVE ACTION.

Customer: RoboCent, Inc.	V 19

BUSINESS LOAN AND SECURITY AGREEMENT

F. If this provision is deemed by a court or arbitrator to be unenforceable only as to some Claims asserted by a party, then the parties agree in advance that all proceedings relating to the Claims against which this provision is unenforceable should be stayed and not proceed pending the completion of the arbitration proceeding on all remaining claims.

G. If Borrower, Guarantor, or Lender files a Claim in court, such action is not deemed to be a waiver of the right to compel arbitration of any counterclaims, cross-claims, or separate claims that may be asserted against it. In such a case, upon the election of any party, the entire dispute shall be resolved in arbitration pursuant to the provisions of this section.

H. This arbitration section is governed by the Federal Arbitration Act, 9 U.S.C. §§ 1-16, other applicable federal law, and, to the extent it is applicable, by Utah law.

34. JURY TRIAL WAIVER. To the extent not prohibited by applicable law, Borrower, Guarantors, and Lender waive their right to a trial by jury of any claim or cause of action based upon, arising out of or related to the Agreement and all other documentation evidencing the Obligations, in any legal action or proceeding. Subject to Section 33, any such claim or cause of action shall be tried by court sitting without a jury.

35. NO WAIVER BY LENDER. No delay or omission on the part of Lender in exercising any rights under this Agreement, any related guaranty or applicable law shall operate as a waiver of such right or any other right. Waiver on any one occasion shall not be construed as a bar to or waiver of any right or remedy on any future occasion. All Lender’s rights and remedies, whether evidenced hereby or by any other agreement, instrument or paper, shall be cumulative and may be exercised singularly or concurrently.

36. ASSIGNMENT. This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties hereto; provided, however, that Borrower may not assign this Agreement or any rights or duties hereunder without Lender’s prior written consent and any prohibited assignment shall be absolutely null and void. No consent to an assignment by Lender shall release Borrower from its Obligations. Lender may assign this Agreement and its rights and duties hereunder and no consent or approval by Borrower is required in connection with any such assignment. Lender reserves the right to sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in Lender’s rights and benefits hereunder. In connection with any assignment or participation, Lender may disclose all documents and information that Lender now or hereafter may have relating to Borrower or Borrower’s business. To the extent that Lender assigns its rights and obligations hereunder to another party, Lender thereafter shall be released from such assigned obligations to Borrower and such assignment shall affect a novation between Borrower and such other party. For the avoidance of doubt, Borrower, Guarantors, and Lender and their successors or assigns retain the right to compel arbitration under Section 33 even if they assign any rights under this Agreement to another individual or entity. ODK Capital, LLC (in its capacity as servicer) or a successor servicer (if any) shall, acting solely for this purpose as a non-fiduciary agent of Borrower, maintain at one of its offices in the United States a copy of each assignment agreement delivered to it with respect to this Loan and a register for the recordation of the name of each assignee of this Loan, and principal and interest amount of this Loan owing to, such assignee pursuant to the terms hereof. The entries in such register shall be conclusive, and Borrower, Lender and each such assignee may treat each person whose name is recorded therein pursuant to the terms hereof as a “Lender” hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The register maintained for this Loan shall be available for inspection by Borrower and any such assignee of this Loan, at any reasonable time upon reasonable prior notice to ODK Capital, LLC (in its capacity as servicer) or the applicable successor servicer (if any). This Section 36 shall be construed so that this Loan is at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Internal Revenue Code and any related Treasury regulations (or any other relevant or successor provisions of the Internal Revenue Code or of such Treasury regulations).

37. INTERPRETATION. Paragraph and section headings used in this Agreement are for convenience only, and shall not affect the construction of this Agreement. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against Lender or Borrower, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of all parties hereto.

Customer: RoboCent, Inc.	V 19

BUSINESS LOAN AND SECURITY AGREEMENT

38. SEVERABILITY. If one or more provisions of this Agreement (or the application thereof) is determined invalid, illegal or unenforceable in any respect in any jurisdiction, the same shall not invalidate or render illegal or unenforceable such provision (or its application) in any other jurisdiction or any other provision of this Agreement (or its application).

39. NOTICES. Except as otherwise provided in this Agreement, notice under this Agreement must be in writing. Notices will be deemed given when deposited in the U.S. mail, postage prepaid, first class mail; when delivered in person; when sent by registered mail; by certified mail; or by nationally recognized overnight courier; or when sent by electronic mail. Notice to Borrower and/or any personal guarantor will be sent to Borrower’s last known address or electronic mail address in Lender’s records for this Loan. Notice to Lender may be sent to: OnDeck, 4700 W. Daybreak Pkwy., Suite 200, South Jordan, UT, 84009, Attn: Director of Operations.

40. RECORDKEEPING AND AUDIT REQUIREMENTS. Lender shall have no obligation to maintain any electronic records or any documents, schedules, invoices or any other paper delivered to Lender by Borrower in connection with this Agreement or any other agreement other than as required by law. Borrower will at all times keep accurate and complete records of Borrower’s accounts and Collateral. At Lender’s request, Borrower shall deliver to Lender: (i) schedules of accounts and general intangibles; and (ii) such other information regarding the Collateral as Lender shall request. Lender, or any of its agents, shall have the right to call any telephone numbers that Borrower has provided or may provide in the future or otherwise in the Lender’s possession (including any cellular or mobile telephone numbers) at intervals to be determined by Lender, and without hindrance or delay, to inspect, audit, check, and make extracts from any copies of the books, records, journals, orders, receipts, correspondence that relate to Borrower’s accounts and Collateral or other transactions between the parties thereto and the general financial condition of Borrower and Lender may remove any of such records temporarily for the purpose of having copies made thereof. If Borrower was referred to Lender for this Loan by a third party (the “Referring Party”), then Borrower consents to Lender sharing certain reasonable information about Borrower with the Referring Party for purposes of the Referring Party verifying and/or auditing loans made through such Referring Party’s referrals.

41. GOVERNING LAW. Subject to Section 33 above, our relationship including this Agreement and any claim, dispute or controversy (whether in contract, tort, or otherwise) at any time arising from or relating to this Agreement is governed by, and this Agreement will be construed in accordance with, applicable federal law and (to the extent not preempted by federal law) Utah law without regard to internal principles of conflict of laws. The legality, enforceability and interpretation of this Agreement and the amounts contracted for, charged and reserved under this Agreement will be governed by such laws. Borrower understands and agrees that (i) Lender is located in Utah, (ii) Lender makes all credit decisions from Lender’s office in Utah, (iii) the Loan is made in Utah (that is, no binding contract will be formed until Lender receives and accepts Borrower’s signed Agreement in Utah) and (iv) Borrower’s payments are not accepted until received by Lender in Utah.

42. WAIVER OF NOTICES AND OTHER TERMS. Except for any notices provided for in this Agreement, Borrower and any person who has obligations pursuant to this Agreement (e.g., a Guarantor), to the extent not prohibited by applicable law hereby, waives demand, notice of nonpayment, notice of intention to accelerate, notice of acceleration, presentment, protest, notice of dishonor and notice of protest. To the extent permitted by applicable law, Borrower and any person who has obligations pursuant to this Agreement also agrees: Lender is not required to file suit, show diligence in collection against Borrower or any person who has obligations pursuant to this Agreement, or proceed against any Collateral; Lender may, but will not be obligated to, substitute, exchange or release any Collateral; Lender may release any Collateral, or fail to realize upon or perfect Lender’s security interest in any Collateral; Lender may, but will not be obligated to, sue one or more persons without joining or suing others; and Lender may modify, renew, or extend this Agreement (repeatedly and for any length of time) without notice to or approval by any person who has obligations pursuant to this Agreement (other than the party with whom the modification, renewal or extension is made).

43. Modifications of Payment Schedule. Lender may unilaterally modify the Payment Schedule shown in the accompanying Business Loan and Security Agreement Supplement without prior approval by Borrower or Guarantor, including, but not limited to, extending the repayment term, increasing the total number of payments, or modifying the Payment Amount, so long as the modification does not increase the Total Repayment Amount or the amount of any individual payment above the Payment Amount shown on the Business Loan and Security Agreement Supplement. Any modification of the Payment Schedule will be effective upon notice by Lender to Borrower, which may be provided to Borrower by posting the notice in the online account, communicating the notice via regular mail at the last known address for Borrower, or via electronic mail at the e-mail address of Borrower in Lender’s records. Lender may modify the Payment Schedule pursuant to this paragraph without any notice to Guarantor. Borrower and Guarantor agree that any modification to the Payment Schedule under this paragraph shall not affect Borrower’s or Guarantor’s obligations under this Business Loan and Security Agreement.

Customer: RoboCent, Inc.	V 19

BUSINESS LOAN AND SECURITY AGREEMENT

44. MONITORING, RECORDING AND ELECTRONIC COMMUNICATIONS. In order to ensure a high quality of service for Lender’s customers, Lender may monitor and/or record telephone calls between Borrower and Lender’s employees or agents. Borrower acknowledges that Lender may do so and agrees in advance to any such monitoring or recording of telephone calls. Borrower also agrees that Lender may communicate with Borrower electronically by e-mail.

45. CONFIDENTIALITY. Borrower shall not make, publish or otherwise disseminate in any manner a copy of this Agreement or any public statement or description of the terms of this Agreement, except to its employees, advisors and similar persons who have a legitimate need to know its contents.

46. ENTIRE AGREEMENT. Any application Borrower signed or otherwise submitted in connection with the Loan, the accompanying Business Loan and Security Agreement Supplement and the Authorization Agreement for Direct Deposit (ACH Credit) and Direct Payments (ACH Debits) and any other documents required by Lender now or in the future in connection with this Agreement and Borrower’s Loan are hereby incorporated into and made a part of this Agreement. This Agreement is the entire agreement of the parties with respect to the subject matter hereof and supersedes any prior written or verbal communications or instruments relating thereto.

47. COUNTERPARTS; ELECTRONIC SIGNATURES. This Agreement may be executed in one or more counterparts, each of which counterparts shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument. For purposes of the execution of this Agreement, signatures delivered by electronic or fax transmission shall be treated in all respects as original signatures.

48. CUSTOMER SERVICE CONTACT INFORMATION. If you have questions or comments about your Loan, you may contact us by (i) e-mail at support@ondeck.com, (ii) telephone at (888) 269-4246 or (iii) mail at 4700 W. Daybreak Pkwy., Suite 200, South Jordan, UT 84009, Attn: Director of Operations.

49. GRANT OF LICENSE TO USE THE ONDECK PLATFORM. Subject to Borrower’s compliance with this Agreement and the Terms of Use for the OnDeck Platform, Lender grants Borrower a nonexclusive, revocable, non-transferable, non-sublicenseable, limited right and royalty-free license to use the OnDeck Platform, effective solely during the term of the Loan and so long as an Event of Default has not occurred. The license granted to Borrower is personal, and no rights hereunder may be transferred by Borrower without the express written approval of Lender. Lender may terminate the license granted hereunder without notice at any time after an Event of Default has occurred.

50. PERSONAL GUARANTY. Each Guarantor, jointly and severally (if more than one), absolutely and unconditionally guarantee the prompt payment to Lender, including its successors and assignees, of any and all Obligations incurred by the Borrower pursuant to the Agreement (this “Personal Guaranty”). Each Guarantor further agrees to repay the Obligations on demand, without requiring Lender first to enforce payment against Borrower. This is a guarantee of payment and not of collection. This is an absolute, unconditional, primary, and continuing obligation and will remain in full force and effect until the first to occur of the following: (a) all of the Obligations have been indefeasibly paid in full, and Lender has terminated this Personal Guaranty, or (b) 30 days after the date on which written notice of revocation is actually received and accepted by Lender. No revocation will affect: (i) the then existing liabilities of the revoking Guarantor under this Personal Guaranty; (ii) Obligations created, contracted, assumed, acquired or incurred prior to the effective date of such revocation; (iii) Obligations created, contracted, assumed, acquired or incurred after the effective date of such revocation pursuant to any agreement entered into or commitment obtained prior to the effective date of such revocation; or (iv) any Obligations then or thereafter arising under the agreements or instruments then in effect and then evidencing the Obligations. Each Guarantor represents and warrants that (i) it is a legal resident of the United States of America and (ii) neither Borrower, nor itself individually as Guarantor, intends to file for reorganization or liquidation under the bankruptcy or reorganization laws of any jurisdiction within 6 months of the date hereof. Each Guarantor waives all notices to which the Guarantor might otherwise be entitled by law, and also waives all defenses, legal or equitable, otherwise available to the Guarantor. This Personal Guaranty shall be construed in accordance with the laws of the State of Utah, and shall inure to the benefit of Lender, its successors and assigns. To the extent not prohibited by applicable law, each of the undersigned Guarantors waives its right to a trial by jury of any claim or cause of action based upon, arising out of or related to this guaranty, the Agreement and all other documentation evidencing the Obligations, in any legal action or proceeding. Subject to Section 33 above, any such claim or cause of action shall be tried by court sitting without a jury.

Customer: RoboCent, Inc.	V 19

BUSINESS LOAN AND SECURITY AGREEMENT

51. CERTIFICATION AND SIGNATURES. By executing this Agreement or authorizing the person signing or affirming below to execute on its behalf, Borrower certifies that Borrower has received a copy of this Agreement and that Borrower has read, understood and agreed to be bound by its terms. Each person signing or affirming below certifies that each person is signing on behalf of the Borrower and/or in the capacity indicated below the signer’s name (and if Borrower is a sole proprietorship, in the capacity of the owner of such sole proprietorship) and that such signer is authorized to execute this Agreement on behalf of or the in stated relation to Borrower.

52. Notice to Borrowers in Certain States. If Borrower is located in one of the states identified below, then the language immediately following the state identified state below applies to your Business Loan and Security Agreement.

If your business is located in South Dakota:

(1)	The conditions for an extension of payment or maturity of the loan: Your Business Loan and Security Agreement does not include specific conditions for the extension of a payment or maturity of the loan. In the event that you are unable to make a payment, we request that you contact us and we will evaluate the request at that time.
(2)	Renewal of Loan: In the event that you wish to renew your loan with us prior to the pay-off of your loan, you must apply and be approved based on our underwriting criteria in existence at that time. We will evaluate your application at the time it is submitted. Your loan must be at least 50% paid down and not in default in order for you to be eligible to apply for a renewal.
(3)	If there are any improprieties in the servicing of your loan, please contact the South Dakota Division of Banking: South Dakota Division of Banking

1601 N. Harrison Ave, Suite 1

Pierre, SD 57501

(605) 773-3421

If your business is located in Nevada:

The Late Fee and Returned Payment Fees provisions identified in the Business Loan and Security Agreement Supplement and Paragraph 20 of this Agreement do not apply to your loan.

Use of Proceeds Certification

As referred to in Section 4, by signing or affirming below, the Borrower certifies, acknowledges and understands that the proceeds from the requested Loan will be used solely for purchasing or acquiring specific products or services, for the following purposes only:

-	specified merchandise
-	insurance (but not self-insurance programs)
-	services or equipment
-	inventory or other specified goods
-	loans to finance specified sales transactions
-	public works projects or educational services (e.g., training)

Customer: RoboCent, Inc.	V 19

AUTHORIZATION AGREEMENT FOR DIRECT DEPOSIT (ACH CREDIT) AND DIRECT PAYMENTS (ACH DEBITS)

This Authorization Agreement for Direct Deposit (ACH Credit) and Direct Payments (ACH Debits) is part of (and incorporated by reference into) the Business Loan and Security Agreement. Borrower should keep this important legal document for Borrower’s records.

DISBURSEMENT OF LOAN PROCEEDS. By executing this Authorization Agreement for Direct Deposit (ACH Credit) and Direct Payments (ACH Debits), Borrower authorizes Lender to disburse the Loan proceeds less the amount of any applicable fees and in accordance with the Loan Proceeds Disbursement Authorization, if any, upon Loan approval by initiating an ACH credit, wire transfer or similar means to the checking account indicated herein (or a substitute checking account Borrower later identifies and is acceptable to Lender) (hereinafter referred to as the “Designated Checking Account”) in the disbursal amount set forth in the accompanying Business Loan and Security Agreement Supplement less any amounts owed to Lender from a prior loan or used to pay off an amount owed to a third party lender. This authorization is to remain in full force and effect until Lender has received written notification from Borrower of its termination in such time and in such manner as to afford Lender and Borrower’s depository bank a reasonable opportunity to act on it.

AUTOMATIC PAYMENT PLAN. Enrollment in Lender’s Automatic Payment Plan is required for Loan approval. By executing this Authorization Agreement for Direct Deposit (ACH Credit) and Direct Payments (ACH Debits), Borrower agrees to, and hereby, enrolls in the Automatic Payment Plan and authorizes Lender to collect payments required under the terms of Borrower’s Business Loan and Security Agreement by initiating ACH debit entries to the Designated Checking Account in the amounts and on the dates provided in the payment schedule set forth in the accompanying Business Loan and Security Agreement Supplement. Borrower authorizes Lender to resubmit any returned or failed ACH Debt for any previously scheduled payment(s) that was not paid as provided in the Payment Schedule, as permitted by law and network rules. This authorization is to remain in full force and effect until Lender has received written notification from Borrower of its termination no less than three business days before a scheduled payment. Lender may suspend or terminate Borrower’s enrollment in the Automatic Payment Plan immediately if Borrower fails to keep Borrower’s designated checking account in good standing or if there are insufficient funds in Borrower’s checking account to process any payment (or if Lender is otherwise unable to collect any amounts by ACH debit owed to Lender under the Loan or under any other loan or extension of credit by Lender to Borrower). If Borrower revokes the authorization or Lender suspends or terminates Borrower’s enrollment in the Automatic Payment Plan, Borrower still will be responsible for making timely payments pursuant to the alternative payment methods described in the Business Loan and Security Agreement.

Modification of Payment Schedule. Borrower and Guarantor agree that Lender may unilaterally modify the agreed Payment Schedule pursuant to Paragraph 43 of the Business Loan and Security Agreement. Enrollment in Lender’s Automatic Payment Plan authorizes Lender to debit the Designated Checking Account under Lender’s Automatic Payment Plan pursuant to any modified Payment Schedule made in accordance with Paragraph 43 of the Business Loan and Security Agreement.

Provisional Payment. Credit given by us to you with respect to an automated clearing house (“ACH”) credit entry is provisional until we receive final settlement for such entry through a Federal Reserve Bank. If we do not receive such final settlement, you are hereby notified and agree that we are entitled to a refund of the amount credited to you in connection with such entry, and the party making to you via such entry (i.e. the originator of the entry) shall not be deemed to have paid you in the amount of such entry.

ACH Authorization for Material Misrepresentations. In the event that we determine that you made any material misrepresentation in your application (including, but not limited to, misrepresenting your business revenue, altering bank statements, misrepresenting the purpose of the funds, etc.) you authorize Lender to debit the Designated Checking Account the full Disbursement Amount identified in the Business Loan and Security Agreement Supplement. In the event that Lender exercises this option and debits the Disbursement Amount from your Designated Checking Account, you agree that all other terms of the Business Loan and Security Agreement, including the Arbitration Agreement and Class Action Waiver, shall remain in full force and effect.

Customer: RoboCent, Inc.	V 19

AUTHORIZATION AGREEMENT FOR DIRECT DEPOSIT (ACH CREDIT) AND DIRECT PAYMENTS (ACH DEBITS)

Notice of Receipt of Entry. Under the operating rules of the National Automated Clearing House Association, which are applicable to ACH transactions involving your account, we are not required to give next day notice to you of receipt of an ACH item and we will not do so. However, we will continue to notify you of the receipt of payments in the periodic statement we provide to you.

BUSINESS PURPOSE ACCOUNT. By executing this Authorization Agreement for Direct Deposit (ACH Credit) and Direct Payments (ACH Debits), Borrower attests that the Designated Checking Account was established for business purposes and not primarily for personal, family or household purposes.

ACCOUNT CHANGES. Borrower agrees to promptly notify Lender in writing if there are any changes to the account and routing numbers of the Designated Checking Account.

MISCELLANEOUS. Lender is not responsible for any fees charged by Borrower’s bank as the result of credits or debits initiated under this agreement. The origination of ACH transactions to Borrower’s account must comply with the provisions of U.S. law. Borrower agrees to be bound by NACHA rules of the Electronic Payments Association.

Customer: RoboCent, Inc.	V 19

AUTHORIZATION AGREEMENT FOR DIRECT DEPOSIT (ACH CREDIT) AND DIRECT PAYMENTS (ACH DEBITS)

Routing Number:	051408949	Account Number:	0261065564
Tax ID:	461666645

By:	Travis Trawick
	(Signature)

Name:	Travis Trawick
Date:	2025-10-16

Customer: RoboCent, Inc.	V 19

SIGNATURE PAGE

 Signature Page

I hereby, as a duly authorized agent of Borrower, and in my individual and personal capacity as Guarantor, affirm that I have read and understand the terms and conditions of, consent to, and agree to be bound by, the Business Loan and Security Agreement (inclusive of the Guaranty and Arbitration Agreement therein), the accompanying Business Loan and Security Agreement Supplement, and the accompanying Authorization Agreement for Direct Deposit (ACH Credits) and Direct Payments (ACH Debits).

Borrower: RoboCent, Inc.
Guarantor #1:	Travis Trawick
	(Signature)	By:	Travis Trawick
Name:	Travis Trawick		(Signature)
Date:	2025-10-16	Name:	Travis Trawick
		Date:	2025-10-16

Guarantor #2:		By:
	(Signature)		(Signature)

Name:		Name:
Date:		Date:

Guarantor #3:		By:
	(Signature)		(Signature)

Name:		Name:
Date:		Date:

For Lender’s Use Only: This Agreement has been received and accepted by Lender in Utah after being signed by Borrower and any Guarantor(s).

By:	Adrian Ropisan
(Signature)

Adrian Ropisan
(Name)

Date:	2025-10-16

Customer: RoboCent, Inc.	V 19